Page 11 of 18 Pages
EXHIBIT 2
     The following table sets forth certain information concerning the shares of Common Stock purchased and sold by Fredric H. Mack during the period from February 25, 2005 to May 21, 2005. No shares were purchased or sold during such period by the other Reporting Persons. All purchases and sales shown in the table were made through transactions on the American Stock Exchange. The price per share amounts set forth below include brokerage commissions which average approximately 0.6% of the total price paid or received.

Date	No. of Shares Purchased	No. of Shares Sold	Price Per Share
2/25/0005	3,000		$5.432
3/21/2005		6,200	2.88
3/21/2005		10,000	2.91
3/21/2005		20,000	2.95
3/21/2005		3,800	2.97
3/31/2005	200		2.60
4/6/2005	100		2.93
4/6/2005	100		2.98
4/6/2005	100		3.00
4/21/2005	100		3.01
4/21/2005	300		3.05
4/21/2005	5,000		3.1012
4/21/2005	5,000		3.2
4/21/2005	5,000		3.39
4/21/2005	5,000		3.4
4/21/2005	2,500		3.4
4/21/2005	2,500		3.42
4/21/2005	2,400		3.38
4/21/2005	2,000		3.33
4/21/2005	500		3.35
4/21/2005	100		3.19
4/22/2005	5,000		3.5012
4/22/2005	3,300		3.53
4/22/2005	3,000		3.5
4/22/2005	3,000		3.53
4/22/2005	2,500		3.42
4/22/2005	2,500		3.47
4/22/2005	1,800		3.51
4/22/2005	1,500		3.49
4/22/2005	500		3.5
4/22/2005	200		3.49
4/25/2005	6,600		3.6
4/25/2005	5,000		3.6492
4/25/2005	5,000		3.7
4/25/2005	2,000		3.61
4/26/2005	100		3.89
4/26/2005	100		3.90
4/26/2005	5,000		3.75
4/26/2005	2,500		3.91
4/26/2005	2,100		3.8129
4/26/2005	1,000		3.86
4/26/2005	1,000		3.88
4/26/2005	500		3.82
4/26/2005	9,000		3.85
4/26/2005	2,200		3.92

Page 12 of 18 Pages

Date	No. of Shares Purchased	No. of Shares Sold	Price Per Share
4/26/2005	1,700		3.95
4/26/2005	100		3.95
4/27/2005	2,000		4.01
4/27/2005	600		4.06
4/27/2005	400		4.11
4/27/2005	7,500		3.95
4/27/2005	3,100		4.0719
4/27/2005	2,000		4.05
4/27/2005	500		4.07
4/27/2005	1,900		4.15
4/28/2005	10,000		4.0506
4/28/2005	10,000		4.05
4/29/2005	10,000		3.8506
4/29/2005	5,000		4
5/4/2005	700		3.5586